As filed with the Securities and Exchange Commission on January 19, 2023
Registration No. 333-238165
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to
Form S-8 Registration Statement No. 333-238165

UNDER
THE SECURITIES ACT OF 1933
Ayala Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	82-3578375
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Oppenheimer 4
Rehovot 7670104, Israel
(Address of principal executive offices, including zip code)

Ayala Pharmaceuticals, Inc. 2017 Stock Incentive Plan
(Full title of the plan)

MWE Corporate Services, LLC
1007 North Orange Street, 10th Floor
Wilmington, DE 19801
(302) 485-3907
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	⌧	Smaller reporting company	⌧

		Emerging growth company	⌧

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Deregistration of Unsold Securities

This Post-Effective Amendment related to the following Registration Statement on Form S-8 (the “Registration Statement”) filed by Ayala Pharmaceuticals, Inc., a Delaware corporation (the “Registrant”), is being filed to withdraw and remove from registration the shares of Registrant’s common stock, $0.01 par value per share (“Common Stock”), that had been registered under the Registration Statement together with any and all plan interests and other securities registered thereunder that remain unsold or unissued as of the date hereof:

•
Registration Statement on Form S-8 (File No. 333-238165), originally filed with the Securities and Exchange Commission on May 11, 2020, registering 2,117,016 shares of Common Stock under the Ayala Pharmaceuticals, Inc. 2017 Stock Incentive Plan.

On January 19, 2023, pursuant to that certain Agreement and Plan of Merger, dated as of October 18, 2022, by and among the Registrant, Advaxis, Inc., a Delaware corporation (“Advaxis”), and Doe Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Advaxis (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant continuing as the surviving company and a wholly-owned subsidiary of Advaxis (the “Merger”). As a result of the Merger, Advaxis is being renamed “Ayala Pharmaceuticals, Inc.”

As a result of the Merger, the offerings of the Registrant’s securities pursuant to the Registration Statement have been terminated. In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities registered under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration all securities of the Registrant registered under the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monmouth Junction, State of New Jersey, on the 19th day of January, 2023.
AYALA PHARMACEUTICALS, INC.

By:	/s/ Kenneth A. Berlin
Kenneth A. Berlin
Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.